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                     June 17, 2022

       Felicia DellaFortuna
       Chief Financial Officer
       BuzzFeed, Inc.
       111 East 18th Street
       New York, NY 10003

                                                        Re: BuzzFeed, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-39877

       Dear Ms. DellaFortuna:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology